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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Global Vacation Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such statement.

        IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of August 14, 1998.

THAYER EQUITY INVESTORS III, L.P.

By:     TC Equity Partners, L.L.C.
        its General Partner

        By:    /s/ FREDERIC V. MALEK
               ----------------------------
               Frederic V. Malek
               Member

TC EQUITY PARTNERS, L.L.C.

By:     /s/ FREDERIC V. MALEK
        --------------------------
        Frederic V. Malek
        Member